EXHIBIT 99.1

HealthWarehouse.com Reports 9.3% Sales Growth Quarter over Quarter
Net Loss Narrows by 65.6% While Gross Margin Remains Steady at 61%

(CINCINNATI, OH, May 14, 2015) -- HealthWarehouse.com, Inc. (OTCQB:HEWA), the only VIPPS accredited online and mail-order pharmacy licensed in all 50 states, today announced financial results for the quarter ended March 31, 2015.

For the quarter ended March 31, 2015, net sales improved to $1,612,676 up 9.3% from the prior quarter ended December 31, 2014.  Gross margin remained steady at 61% while net loss narrowed by 65.6% to ($200,788) from the quarter ended March 31, 2015 from ($582,340) for the quarter ended December 31, 2014.

For the quarter ended March 31, 2015, HEWA reported adjusted EBITDAS of ($65,406), vs. adjusted EBITDAS of ($392,436) for the quarter ended December 31, 2014, an improvement of 82.9%.  The Company believes that adjusted EBITDAS (Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation), a non-GAAP financial measure, is useful in evaluating its operating performance compared to that of other companies in our industry.

“Our renewed focus to serve online consumers who pay out of pocket for their prescriptions has begun to show gains financially with core online prescription and over-the-counter (OTC) revenue growth and significantly reduced net losses. Moreover, evidence that we are providing a valuable service is shared daily in our customer reviews,” said Mr. Lalit Dhadphale, President & CEO of HealthWarehouse.com.

A customer recently shared the following review, “These guys are awesome! I've been dealing with HealthWarehouse.com for a good many years and have never been anything but satisfied. I take quite a bit of medication and their prices for generics have been even lower than my copay with my insurance when I had been working. Now that I'm on Medicare, I have a Part D plan for medication. Some generic drugs I take aren't even covered by the plan. So, I get them through HealthWarehouse.com. Reasonable prices, quick delivery, exceptional customer service.”

1st Quarter 2015 Highlights:

▪ Net Sales:  Increased by $137,421 or 9.3% compared to the 4th Quarter of 2014, due to increased advertising activity, specifically with Google.

▪ Gross Profit: Increased by $75,498 or 8.3% compared to the 4th Quarter of 2014 due to the sales growth while holding margins steady at 61% .

▪ SG&A Expenses:  Declined by $576,756 or 34.2% compared to the 4th Quarter of 2014, primarily due to reductions in stock based compensation, litigation settlement and legal expenses.

▪ Net Loss:  Declined by $381,552 or 65.5% compared to the 4th Quarter of 2014 as a result of the increased net sales and reduced operating expenses as detailed above.

7107 Industrial Rd. • Florence, KY 41042
Tel: (800) 748-7001 • Fax: (888) 870-2808 • www.HealthWarehouse.com

About HealthWarehouse.com

HealthWarehouse.com, Inc. (OTCQB:HEWA) is a trusted VIPPS accredited online pharmacy based in Florence, Kentucky.  The Company is focused on the growing out of pocket prescription market, which is expected to grow to $80 billion in 2015.  With a mission to provide affordable healthcare to every American by focusing on technology that is revolutionizing prescription delivery, HealthWarehouse.com has become the largest VIPPS accredited online pharmacy in the United States.

HealthWarehouse.com is licensed in all 50 states and only sells drugs that are FDA-approved and legal for sale in the United States. Visit HealthWarehouse.com online at http://www.HealthWarehouse.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, outcomes of legal proceedings and claims, fulfillment center optimization, seasonality, commercial agreements, acquisitions and strategic transactions, foreign exchange rates, system interruption, inventory, government regulation and taxation, payments and fraud. More information about factors that potentially could affect HealthWarehouse.com's financial results is included in HealthWarehouse.com's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

Use of Non-GAAP Measures

HealthWarehouse.com, Inc. (the "Company") prepares its consolidated financial statements in accordance with the United States generally accepted accounting principles ("U.S. GAAP"). In addition to disclosing financial results prepared in accordance with U.S. GAAP, the Company discloses information regarding adjusted EBITDAS, which differs from the term EBITDA as it is commonly used. In addition to adjusting operating loss to exclude interest, depreciation and amortization, adjusted EBITDAS also excludes stock issued for services, and certain other non-cash charges. Adjusted EBITDAS is not a measure of performance defined in accordance with U.S. GAAP. However, adjusted EBITDAS is used internally in planning and evaluating the Company`s performance. Accordingly, management believes that disclosure of this metric offers investors, bankers and other shareholders an additional view of the Company`s operations that, when coupled with the GAAP results, provides a more complete understanding of the Company’s financial results.

Adjusted EBITDAS should not be considered as an alternative to net loss or to net cash used in operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating the Company`s performance. A reconciliation of U.S. GAAP net loss to adjusted EBITDAS is included in the accompanying financial schedules.

Contact

Mr. Lalit Dhadphale, CEO
lalit@healthwarehouse.com
(859) 444-7341

7107 Industrial Rd. • Florence, KY 41042
Tel: (800) 748-7001 • Fax: (888) 870-2808 • www.HealthWarehouse.com